Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2009 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in iRobot Corporation’s Annual Report on Form 10-K for the year ended December 27, 2008.
/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 13, 2009